BIOFORM ANNOUNCES FINANCIAL RESULTS FOR QUARTER ENDED DECEMBER 31, 2007, SECOND QUARTER OF FISCAL 2008

San Mateo, CA - January 31, 2008. BioForm Medical, Inc. (NASDAQ: BFRM) today announced its financial results for the quarter ended December 31, 2007, which is the Company’s second quarter of fiscal year 2008. Net sales were $18.6 million for the quarter ended December 31, 2007 as compared to $11.8 million for the quarter ended December 31, 2006, an increase of $6.8 million or 57.3%. The net loss was $1.6 million for the quarter ended December 31, 2007 as compared to $2.7 million for the quarter ended December 31, 2006. Net sales for the six months ended December 31, 2007 were $33.8 million, as compared to $19.6 million for the six months ended December 31, 2006. The net loss was $5.0 million for the six months ended December 31, 2007 as compared to $5.1 million for the six months ended December 31, 2006.

Operating Results:
Domestic sales were $14.5 million for the quarter ended December 31, 2007 compared to $9.4 million for the quarter ended December 31, 2006, an increase of $5.1 million or 54.4%. International sales were $4.1 million for the quarter ended December 31, 2007, compared to $2.4 million for the quarter ended December 31, 2006, an increase of $1.7 million or 68.3%. The Company attributes the sales increase primarily to the growing appreciation by doctors of the benefits provided by RADIESSE® dermal filler, clinical training programs, the hiring of additional direct sales personnel and improvements in its distributor network.

Gross profit was $15.5 million for the quarter ended December 31, 2007 as compared to $9.6 million for the quarter ended December 31, 2006, an increase of $5.9 million, or 62.0%. As a percentage of sales, gross profit for the quarter ended December 31, 2007 was 83.5% as compared to 81.0% for the quarter ended December 31, 2006. The increase was primarily attributable to lower product overhead and royalty expenses per unit as volumes have grown.

Operating expenses were $17.5 million in the quarter ended December 31, 2007 compared to $12.6 million in the quarter ended December 31, 2006. The increase in operating expenses was primarily attributable to an increase in sales and marketing costs as a result of the continued expansion of the Company’s sales forces in the United States and Europe, and higher employee related expenses in research and development and general and administration.

Net loss per share applicable to common stockholders decreased to $0.06 for the quarter ended December 31, 2007 as compared to $0.73 for the quarter ended December 31, 2006, due primarily to the increase in the shares outstanding which resulted from the sale of 11.5 million common stock shares in our initial public offering and the conversion of 30.4 million shares of preferred stock into common stock shares concurrent with this public offering.

Recent RADIESSE Clinical Studies Published in Prestigious Dermatology Journal:
In December 2007 and January 2008, several publications were announced regarding the findings of clinical studies with RADIESSE dermal filler and several leading hyaluronic acid and collagen fillers. Two direct comparative studies against leading hyaluronic acid fillers demonstrated that patients preferred RADIESSE treatment, were more satisfied with RADIESSE dermal filler, and were more likely to return for future treatments. In addition, the results demonstrated that RADIESSE dermal filler offered advantages in durability and cost due to longer lasting results and less material required for full correction, while exhibiting similar safety characteristics as hyaluronic acid fillers. Results from two other studies demonstrated the superiority and comparable safety profile of RADIESSE to collagen in the pivotal U.S. clinical study and leading dermatologists’ long-term clinical experience with RADIESSE filler, also demonstrating safety of RADIESSE filler in clinical use and high patient satisfaction.

The results of these studies were published in the December 2007 and February 2008 issues of the Journal of Dermatologic Surgery, a peer-reviewed publication of the American Society of Dermatologic Surgery. The Company believes that the aesthetic outcomes highlighted in these publications are key factors that have and will continue to contribute to the growing adoption of RADIESSE filler in physician practices.

Fiscal Year 2008 Revenue Guidance:
BioForm Medical is updating its revenue guidance for the full fiscal year 2008 ending June 30, 2008 to approximately $71 to $76 million of net sales.

Conference Call:
BioForm Medical will hold a conference call today at 2:00 pm Pacific Time (5:00 p.m. Eastern Time) to discuss the financial results and guidance. The conference call will be webcast live on the Investor Relations section of BioForm Medical’s website at http://www.bioform.com. The conference call may be accessed by dialing 888-670-2248 for callers in the U.S. and 913-905-3226 for international callers. Please notify the operator that you would like to join “BioForm Medical’s Second Quarter Earnings Call” and provide the participant code “7132314”, if prompted.

About BioForm Medical, Inc.:
BioForm Medical, Inc. is a medical aesthetics company headquartered in San Mateo, California. BioForm Medical is dedicated to bringing doctors and their patients safe and effective products for use in the dermatology, plastic surgery and ENT markets. BioForm Medical’s products include Radiesse® dermal filler for use in facial aesthetics and vocal fold insufficiency, and Coaptite® injectable implant for treating female stress urinary incontinence which is marketed through a partnership with Boston Scientific Corporation. BioForm Medical has licensed U.S. marketing rights to Aethoxysklerol® sclerotherapy agent, which is the leading worldwide sclerotherapy agent and is currently being evaluated in a Phase III clinical trial. BioForm Medical has also licensed BioGlue® surgical adhesive product for plastic surgery applications, which is being developed in a partnership with CryoLife, Inc.

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning BioForm Medical’s ability to continue to grow demand for Radiesse, likelihood and timing of future product introductions, as well as financial guidance for fiscal year 2008 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause BioForm Medical’s actual results to differ materially from the statements contained herein. BioForm Medical’s second quarter fiscal 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect BioForm Medical’s business and its financial results are detailed in its prospectus as filed with the Securities and Exchange Commission on November 6, 2007. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. BioForm Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

BioForm Medical, Inc.
Summary Statement of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Six months ended December 31,
	2007	2006	2007	2006

Net sales	$18,616	$11,836	$33,817	$19,626
Cost of sales	3,080	2,244	5,872	3,803
Gross profit	15,536	9,592	27,945	15,823

Operating expenses:
Sales and marketing	13,109	8,935	24,863	15,388
Research and development	2,183	1,600	4,364	2,621
General and administrative	2,220	2,017	4,244	3,338
Total operating expenses	17,512	12,552	33,471	21,347

Other income (expenses), net
Interest income, net	587	228	748	482
Other income (expenses), net	(132)	51	(101)	39
Loss before income taxes	(1,521)	(2,681)	(4,879)	(5,003)

Provision for income taxes	83	55	141	75
Net loss attributable to common stockholders	$(1,604)	$(2,736)	$(5,020)	$(5,078)

Net loss per common share, basic and diluted	$(0.06)	$(0.73)	$(0.30)	$(1.41)

Weighted-average number of shares used in per share calculation, basic and diluted	28,777	3,734	16,472	3,598

BioForm Medical, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2007	June 30, 2007
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$85,751	$17,610
Accounts receivable, net of allowance for doubtful accounts of $681 at December 31, 2007 and $428 at June 30, 2007, respectively	9,452	7,725
Inventories	5,782	4,864
Prepaid royalties	1,431	―
Prepaid other	2,025	1,194
Other current assets	398	262
Total current assets	104,839	31,655

Property and equipment, net	7,185	5,741
Prepaid royalties	3,029	―
Other assets	192	103
Total assets	$115,245	$37,499
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,947	$3,754
Deferred revenues	266	446
Accrued royalty expenses	290	869
Other accrued liabilities	6,191	6,686
Capital lease obligations, current portion	32	20
Total current liabilities	9,726	11,775
Capital lease obligations, long-term portion	79	36
Total liabilities	9,805	11,811

Total stockholders’ equity	105,440	25,688
Total liabilities and stockholders’ equity	$115,245	$37,499

Source: BioForm Medical, Inc.

Contact:
Adam Gridley
650.286.4025
Vice President, Corporate Development
BioForm Medical, Inc.